Exhibit 99.2

For Immediate Release

MAGUIRE PROPERTIES SETS JULY 23 AS DATE OF
ANNUAL MEETING OF STOCKHOLDERS

LOS ANGELES, April 22, 2009—Maguire Properties, Inc. (NYSE: MPG), a Southern California-focused real estate investment trust, announced today the date of its Annual Meeting of Stockholders.

The Company’s Annual Meeting will be held on Thursday, July 23, 2009, at 8:00 am local time at the Omni Los Angeles Hotel, located at 251 South Olive Street, Los Angeles, California 90012.  At that time, stockholders of record will be asked to elect the Company’s directors and to vote upon any and all such other matters as may properly come before the Annual Meeting.  Pursuant to the Company’s bylaws, to be timely, any stockholder nominations and proposals must be submitted to the Company’s Secretary at the Company’s principal executive offices no later than the 60th day prior to the Annual Meeting date.  In addition, the Board has fixed the close of business on May 26, 2009 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and at any continuation, postponement or adjournment thereof.

About Maguire Properties, Inc.

Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market.  Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing.  For more information on Maguire Properties, visit our website at www.maguireproperties.com.

Business Risks

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include: risks associated with the negative impact of the current credit crisis and global economic slowdown; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases at favorable rates, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); potential difficulties in disposing of identified properties at attractive prices or at all; risks associated with any failure to obtain additional capital or refinance debt maturities; risks associated with the potential failure to effectively manage our growth and expansion into new markets, to identify properties to acquire, to complete acquisitions or to integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets and contraction in the credit markets affecting our ability to refinance existing loans as they come due; risks associated with joint ventures; potential liability for uninsured losses and environmental contamination; risks associated with our potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with our dependence on key personnel whose continued service is not guaranteed.

For a further list and description of such risks and uncertainties, see our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2009. The Company does not update forward-looking statements and disclaims any intention or obligation to update or revise them, whether as a result of new information, future events or otherwise.

CONTACT:	Maguire Properties, Inc.
Peggy Moretti
Senior Vice President, Investor and Public Relations
(213) 613-4558